INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
CPI Aerostructures, Inc.


We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-11669 and 333-42403) on Form S-8 and Registration Statements (Nos. 333-08391 and 333-08216) on Form S-3 of CPI Aerostructures, Inc. of our report dated February 6, 1998 related to the consolidated balance sheet of CPI
Aerostructures, Inc. and Subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB/A of CPI Aerostructures, Inc.

Goldstein Golub Kessler LLP
New York, New York

July 29, 1998


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